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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

              We consent to the references to our firm under the caption "Experts" and to the use of our report dated March 11, 2005, except for Note 6, paragraphs 6 and 12 of Note 7, and paragraph 6 of Note 13, as to which the date is April 22, 2005, and Note 3 as to which the date is November 23, 2005, in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-127973) and related Prospectus of Traffic.com, Inc. for the Registration of             shares of its common stock.

ERNST & YOUNG LLP
Philadelphia, PA

The foregoing consent is in the form that will be signed upon completion of the one-for-three reverse stock split described in paragraph 2 of Note 18 to the consolidated financial statements.

/s/ Ernst & Young LLP
Philadelphia, PA November 23, 2005

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Consent of Independent Registered Public Accounting Firm